Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Jeff Elliott 972-423-7070
Senior Vice President & Chief Financial Officer	Gary Guyton 214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2022 Third Quarter Results

•
Third quarter consolidated revenues increase 32 percent to $214.3 million with EPS of $2.28
•
Irrigation revenues increase 35 percent with an increase in operating income of 65 percent
•
Infrastructure revenues increase 17 percent as road construction activity levels improve

OMAHA, Neb., June 30, 2022—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter of fiscal 2022, which ended on May 31, 2022.

Third Quarter Summary

Revenues for the third quarter of fiscal 2022 were $214.3 million, an increase of $52.3 million, or 32 percent, compared to revenues of $161.9 million in the prior year third quarter. Net earnings for the quarter were $25.1 million, or $2.28 per diluted share, compared with net earnings of $17.8 million, or $1.60 per diluted share, for the prior year third quarter.

“Global demand for irrigation equipment remained strong in our third quarter, particularly in our international markets. While inflationary pressures continue to persist, we were pleased to see improved price realization across the business,” said Randy Wood, President and Chief Executive Officer. “In the infrastructure business, we are starting to see an increase in road construction activity in the U.S., and we also began delivery of one of the Road Zipper System projects we have been expecting in the second half of our year.”

Third Quarter Segment Results

Irrigation segment revenues for the third quarter of fiscal 2022 were $188.7 million, an increase of $48.5 million, or 35 percent, compared to $140.2 million in the prior year third quarter. North America irrigation revenues of $96.2 million increased $8.8 million, or 10 percent, compared to the prior year third quarter. The increase in North America irrigation revenues resulted primarily from the impact of higher average selling prices, which was partially offset by lower unit sales volume. International irrigation revenues of $92.5 million increased $39.7 million, or 75 percent, compared to the prior year third quarter. The increase resulted from a combination of higher average selling prices and higher unit sales volumes in most international markets. Revenues in Brazil more than doubled compared to the prior year third quarter. Also contributing were favorable effects of foreign currency translation of approximately $2.5 million compared to the prior year third quarter.

Irrigation segment operating income for the third quarter of fiscal 2022 was $39.6 million, an increase of $15.6 million, or 65 percent, compared to the prior year third quarter. Operating margin was 21.0 percent of sales, compared to 17.1 percent of sales in the prior year third quarter. The increase in operating margin resulted from improved price realization and additional volume leverage, which more than offset the impact of inflationary cost increases.

Infrastructure segment revenues for the third quarter of fiscal 2022 were $25.6 million, an increase of $3.8 million, or 17 percent, compared to $21.7 million in the prior year third quarter. The increase resulted from higher sales of road safety products and Road Zipper System project sales, which were partially offset by lower Road Zipper System lease revenue.

Infrastructure segment operating income for the third quarter of fiscal 2022 was $3.8 million, which was comparable to the prior year third quarter. Operating margin was 14.8 percent of sales, compared to 17.3 percent of sales in the prior year third quarter. Current year results reflect a less favorable margin mix of revenues compared to the prior year third quarter and under absorbed fixed overhead costs.

The backlog of unfilled orders at May 31, 2022 was $98.3 million compared with $120.8 million at May 31, 2021. The backlog in the prior year included an irrigation project order of $36.0 million. Excluding the impact of this order, the irrigation backlog is higher compared to the prior year while the infrastructure backlog is lower.

Outlook

“Global agriculture market fundamentals remain positive; however, grower sentiment in the U.S. is being tempered somewhat by inflationary pressures they are experiencing with their input costs and operational expenses. We continue to see increased activity levels in international project markets as concerns over food security and global grain supplies have been heightened by the ongoing conflict between Russia and Ukraine,” said Mr. Wood. “In the infrastructure business, we expect to complete delivery of the Road Zipper System project that began in the third quarter, and we also expect to begin delivery of another significant project in the fourth quarter. We remain optimistic regarding growth opportunities for this business based on the quality of our sales funnel and increasing commercial activity.”

Third Quarter Conference Call

Lindsay’s fiscal 2022 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021

Operating revenues	$214,259	$161,936	$580,547	$413,998
Cost of operating revenues	152,579	117,880	438,486	297,360
Gross profit	61,680	44,056	142,061	116,638

Operating expenses:
Selling expense	8,148	7,570	24,070	22,680
General and administrative expense	14,647	12,043	40,548	39,770
Engineering and research expense	3,723	3,102	10,582	9,504
Total operating expenses	26,518	22,715	75,200	71,954

Operating income	35,162	21,341	66,861	44,684

Other income (expense):
Interest expense	(1,006)	(1,178)	(3,345)	(3,584)
Interest income	118	227	456	798
Other income, net	1,282	764	264	699
Total other income (expense)	394	(187)	(2,625)	(2,087)

Earnings before income taxes	35,556	21,154	64,236	42,597

Income tax expense	10,483	3,357	16,696	5,829

Net earnings	$25,073	$17,797	$47,540	$36,768

Earnings per share:
Basic	$2.28	$1.63	$4.34	$3.38
Diluted	$2.28	$1.61	$4.31	$3.35

Shares used in computing earnings per share:
Basic	10,978	10,907	10,960	10,879
Diluted	11,021	11,033	11,020	10,967

Cash dividends declared per share	$0.33	$0.33	$0.99	$0.97

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
Operating revenues:
Irrigation:
North America	$96,153	$87,364	$275,601	$220,332
International	92,540	52,811	239,759	125,772
Irrigation segment	188,693	140,175	515,360	346,104
Infrastructure segment	25,566	21,761	65,187	67,894
Total operating revenues	$214,259	$161,936	$580,547	$413,998

Operating income:
Irrigation segment	$39,567	$23,925	$81,513	$52,603
Infrastructure segment	3,779	3,767	6,869	14,364
Corporate	(8,184)	(6,351)	(21,521)	(22,283)
Total operating income	$35,162	$21,341	$66,861	$44,684

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2022	May 31, 2021	August 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$81,757	$120,801	$127,107
Marketable securities	13,930	19,663	19,604
Receivables, net	155,518	107,713	93,609
Inventories, net	195,566	136,601	145,244
Other current assets, net	28,663	32,947	30,539
Total current assets	475,434	417,725	416,103

Property, plant, and equipment, net	94,441	92,517	91,997
Intangibles, net	18,769	21,893	20,367
Goodwill	67,476	68,134	67,968
Operating lease right-of-use assets	20,263	19,360	18,281
Deferred income tax assets	7,857	10,247	8,113
Other noncurrent assets, net	27,676	12,341	14,356
Total assets	$711,916	$642,217	$637,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$72,350	$49,351	$45,209
Current portion of long-term debt	221	216	217
Other current liabilities	101,243	94,589	92,814
Total current liabilities	173,814	144,156	138,240

Pension benefits liabilities	5,474	6,086	5,754
Long-term debt	115,384	115,557	115,514
Operating lease liabilities	20,688	19,369	18,301
Deferred income tax liabilities	730	881	832
Other noncurrent liabilities	15,056	19,995	20,099
Total liabilities	331,146	306,044	298,740

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,063	18,991	18,991
Capital in excess of stated value	92,516	85,257	86,495
Retained earnings	564,805	525,926	528,130
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(18,376)	(16,763)	(17,933)
Total shareholders' equity	380,770	336,173	338,445
Total liabilities and shareholders' equity	$711,916	$642,217	$637,185

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	May 31, 2022	May 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$47,540	$36,768
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	14,930	14,688
Provision for uncollectible accounts receivable	734	304
Deferred income taxes	514	205
Share-based compensation expense	4,061	5,021
Unrealized foreign currency transaction gain	(754)	(1,934)
Other, net	645	(2,123)
Changes in assets and liabilities:
Receivables	(63,365)	(22,934)
Inventories	(49,209)	(28,612)
Other current assets	1,669	(14,025)
Accounts payable	26,319	20,828
Other current liabilities	822	20,149
Other noncurrent assets and liabilities	(8,840)	2,325
Net cash (used in) provided by operating activities	(24,934)	30,660

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(12,222)	(22,532)
Purchases of marketable securities	(18,468)	(13,067)
Proceeds from maturities of marketable securities	23,592	12,592
Other investing activities, net	(2,952)	(1,960)
Net cash used in investing activities	(10,050)	(24,967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,894	3,892
Common stock withheld for payroll tax obligations	(1,181)	(1,269)
Proceeds from employee stock purchase plan	319	—
Principal payments on long-term debt	(163)	(141)
Dividends paid	(10,865)	(10,566)
Net cash used in financing activities	(8,996)	(8,084)

Effect of exchange rate changes on cash and cash equivalents	(1,370)	1,789
Net change in cash and cash equivalents	(45,350)	(602)
Cash and cash equivalents, beginning of period	127,107	121,403
Cash and cash equivalents, end of period	$81,757	$120,801